Exhibit 10.8

CAMELOT RETURN ULTIMATE, LP
2022 EQUITY INCENTIVE PLAN

ARTICLE I
ESTABLISHMENT AND PURPOSE; ADMINISTRATION
Section 1.01 Establishment. Camelot Return Ultimate, LP, a Delaware limited partnership (the “Partnership”), hereby establishes an equity incentive plan to be known as the Camelot Return Ultimate, LP 2022 Equity Incentive Plan (this “Plan”). This Plan shall become effective as of October 5, 2022 (the “Effective Date”), which is the date of its adoption by the Board of Directors of the Partnership (the “Board”).
Section 1.02    Purpose. This Plan is intended to promote the long-term growth and profitability of the Partnership and its Subsidiaries by providing those persons who are or will be involved in the growth of the Partnership and its Subsidiaries with an opportunity to acquire an interest in the future profits of the Partnership, thereby encouraging such persons to contribute to and participate in the success of the Partnership and its Subsidiaries. Under this Plan, the Partnership may offer and sell Class A-2 Units and grant Incentive Units, in each case, to such present and future officers, directors, managers, employees, consultants, and advisors of the Partnership or its Subsidiaries as may be selected in the sole discretion of the Administrator (collectively, the “Participants”).
Section 1.03    Administration. The Administrator shall have the power and authority to prescribe, amend, and rescind rules and procedures governing the administration of this Plan, including, but not limited to, the full power and authority, consistent with the terms set forth herein, to: (a) interpret the terms of this Plan, the terms of any Class A-2 Units offered or Incentive Units granted under this Plan, and the rules and procedures established by the Administrator governing any such Class A-2 Units and Incentive Units, (b) determine the rights of any person under this Plan, or the meaning of requirements imposed by the terms of this Plan or any rule or procedure established by the Administrator, (c) select the Participants to receive Class A-2 Units or Incentive Units under this Plan, (d) set or amend the Participation Threshold of any Incentive Units granted under this Plan, (e) establish performance and vesting standards, (f) impose such limitations, restrictions, and conditions upon such Class A-2 Units and Incentive Units as it shall deem appropriate, (g) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to this Plan, (h) correct any defect or omission or reconcile any inconsistency in this Plan, and (i) make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan, subject to such limitations as may be imposed by the Code or other applicable law. Notwithstanding anything to the contrary in this Plan or the applicable Incentive Unit Grant Agreement, the Administrator may, in its sole discretion, accelerate the vesting of any Incentive Units at any time and for any reason. Each action of the Administrator (including each determination of the Administrator) shall be final, binding, and conclusive on all persons.

ARTICLE II
DEFINITIONS
Section 2.01    Certain Definitions. As used in this Plan, the following terms shall have the meanings set forth below:
“Act” has the meaning set forth in the LP Agreement.
“Administrator” means the Board or a committee duly authorized by the Board to administer this Plan; provided, that the Compensation Committee of Opco may make recommendations to the Administrator with respect to the administration of this Plan (including, for the avoidance of doubt, with respect to the selection of Participants and the grants of Incentive Units hereunder). If no committee is duly authorized by the Board to administer this Plan, the term “Administrator” shall be deemed to refer to the Board for all purposes under this Plan. The Board may abolish any Administrator or re-vest in itself any previously delegated authority from time to time.
“Affiliate” has the meaning set forth in the LP Agreement.
“Cause” means, with respect to any Participant, one or more of the following whenever occurring: (a) commission of, indictment for, or plea of nolo contendere for, a felony or a crime involving moral turpitude; (b) commission of an act or knowing omission to act with respect to the Partnership or any of its Subsidiaries or any of their customers or suppliers involving dishonesty, disloyalty, or fraud; (c) conduct that is reasonably likely to have a significant adverse effect on the reputation, results of operation, or important business relationships of the Partnership or any of its Subsidiaries; (d) repeated failure to perform duties as reasonably directed by the Partnership or any of its Subsidiaries; (e) gross negligence or willful misconduct with respect to the Partnership or any of its Subsidiaries; or (f) material breach of such Participant’s Equity Agreement(s) or Employment Agreement or any written policy of the Partnership or any of its Subsidiaries, which is incurable or not cured to the Administrator’s reasonable satisfaction within 30 days after written notice thereof to such Participant; provided, however, that if a Participant has a written Employment Agreement with the Partnership or any of its Subsidiaries that contains a definition of “Cause”, then Cause as used herein with respect to such Participant shall have the meaning set forth in such Employment Agreement.
“CD&R Investors” has the meaning set forth in the LP Agreement.
“Class A Unit” has the meaning set forth in the LP Agreement.
“Class A-2 Unit” has the meaning set forth in the LP Agreement.
“Class B Unit” has the meaning set forth in the LP Agreement.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
“Determination Date” means, with respect to a Class A-2 Unit, the later of (a) the date of the Termination of Service of the holder of such Class A-2 Unit and (b) six months and one day following the date of a Participant’s acquisition of such Class A-2 Unit.

“Disability” means, unless otherwise provided in an Incentive Unit Grant Agreement, (a) if the Participant is party to an Employment Agreement that defines “disability” (or a similar term), the meaning ascribed to such term in the Participant’s Employment Agreement or (b) if the Participant is not party to an Employment Agreement or if the Participant’s Employment Agreement does not define “disability” (or a similar term), (i) a Participant’s long-term disability within the meaning of the long-term disability insurance plan or program of the Partnership or any Subsidiary then covering the Participant, or (ii) in the absence of such a plan or program, as determined by the Administrator. Unless otherwise set forth in the Participant’s Employment Agreement, the Administrator’s reasoned and good faith judgment of Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by the Participant or by any physician or group of physicians or other competent medical expert employed by the Participant or the Partnership to advise the Administrator.
“Distribution” has the meaning set forth in the LP Agreement.
“Employment Agreement” has the meaning set forth in the LP Agreement.
“Equity Agreement” has the meaning set forth in the LP Agreement.
“Equity Securities” has the meaning set forth in the LP Agreement.
“Executive Unitholder” has the meaning set forth in the LP Agreement.
“Fair Market Value” means has the meaning set forth in the LP Agreement.
“Incentive Unit Grant Agreement” means a written agreement between the Partnership and a Participant setting forth the terms, conditions, and limitations applicable to an Incentive Unit; provided that, except to the extent otherwise expressly set forth in an Incentive Unit Grant Agreement and approved by the Administrator, all Incentive Unit Grant Agreements shall be deemed to include all of the terms and conditions of this Plan.
“Initial Public Offering” has the meaning set forth in the LP Agreement.
“Investment Agreement” means an investment agreement between the Partnership and a Participant embodying the terms of any purchase of Class A-2 Units made pursuant to the Plan and in the form approved by the Administrator from time to time for such purpose.
“LP Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 25, 2022 (as the same may be amended, modified, or supplemented from time to time).
“Opco” has the meaning set forth in the LP Agreement.
“Original Cost” means, as of any date of determination, with respect to a Class A-2 Unit issued under this Plan, the price paid therefor, if any (in each case, as proportionally adjusted for all unit splits, unit dividends, and other recapitalizations affecting such Class A-2 Unit subsequent to any such purchase), minus the aggregate amount of any Distributions made in respect of such Class A-2 Unit prior to such date of determination.

“Participation Threshold” has the meaning set forth in the LP Agreement.
“Person” has the meaning set forth in the LP Agreement.
“Post-Termination Settlement” means an exchange of vested Incentive Units for Class A-2 Units pursuant to Section 4.05.
“Repurchase Event” means, with respect to a Participant, (a) (i) in the case of Class A-2 Units received by such Participant pursuant to a Post-Termination Settlement, the consummation of such Post-Termination Settlement and (ii) in the case of any other Class A-2 Units, such Participant’s Termination of Service or (b) the date on which the Administrator has actual knowledge of such Participant’s Restrictive Covenant Breach.
“Restrictive Covenant Breach” means, with respect to a Participant, the determination by the Administrator in good faith that such Participant has breached Article VIII or any other restrictive covenant between the Participant and the Partnership or any of its Subsidiaries.
“Sale of the Partnership” has the meaning set forth in the LP Agreement.
“Sale Price” means the price per Class A Unit offered in conjunction with any Sale of the Partnership. If any part of the offered price is payable other than in cash, the Sale Price shall be determined in good faith by the Administrator immediately prior to the Sale of the Partnership.
“Securities Act” has the meaning set forth in the LP Agreement.
“Subsidiary” has the meaning set forth in the LP Agreement.
“Termination of Service” means, with respect to a Participant, the termination of such Participant’s employment or service with the Partnership and its Subsidiaries for any reason, including, as a result of a Subsidiary no longer being a Subsidiary of the Partnership because of a sale, divestiture, or other disposition of such Subsidiary by the Partnership (whether such disposition is effected by the Partnership or another Subsidiary thereof). No period of notice that is or ought to have been given under applicable law in respect of the termination of employment or service shall be taken into account in determining any entitlement under this Plan. Furthermore, a Participant who goes on a leave of absence approved by the Partnership or one of its Subsidiaries shall not be deemed to have ceased the Participant’s employment or service with the Partnership and its Subsidiaries during the period of such approved leave. Notwithstanding the foregoing, a Termination of Service shall not be deemed to have occurred if a Participant’s status changes between being an employee, consultant, or director of the Partnership or any Subsidiary, unless otherwise determined by the Administrator.
“Transfer” has the meaning set forth in the LP Agreement.
“Unit” has the meaning set forth in the LP Agreement.
“Vesting Commencement Date” means, with respect to each award of Incentive Units, the date designated as the “Vesting Commencement Date” in the applicable Incentive Unit Grant Agreement.

Section 2.02 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Plan set forth opposite each of the capitalized terms below:

83(b) Election............................................................................................................. Section 5.02
Affiliated Group.................................................................................................... Section 8.01(a)
Alternative Award................................................................................................. Section 4.03(b)
Available Units.......................................................................................................... Section 7.04
Board.......................................................................................................................... Section 1.01
Business..................................................................................................................... Section 8.02
CD&R Investors Repurchase Notice......................................................................... Section 7.04
CD&R Investors Repurchase Option Notice............................................................. Section 7.04
Confidential Information....................................................................................... Section 8.01(a)
Discoveries............................................................................................................ Section 8.01(d)
Effective Date............................................................................................................ Section 1.01
Eligible Vested Unit.................................................................................................. Section 7.02
Illustrations................................................................................................................ Section 5.03
Incentive Units........................................................................................................... Section 3.01
IRS............................................................................................................................. Section 5.02
Participants................................................................................................................ Section 1.02
Partnership................................................................................................................. Section 1.01
Partnership Repurchase Notice.................................................................................. Section 7.03
Plan............................................................................................................................ Section 1.01
Related Person........................................................................................................... Section 5.02
Repurchase Closing................................................................................................... Section 7.03
Repurchase Consideration......................................................................................... Section 7.05
Repurchase Option.................................................................................................... Section 7.01
Repurchase Price....................................................................................................... Section 7.02
Restricted Period....................................................................................................... Section 8.02
Subordinated Note..................................................................................................... Section 7.05
Units.......................................................................................................................... Section 3.01
Vested Units.............................................................................................................. Section 7.01

ARTICLE III
AWARDS AND ELIGIBILITY

Section 3.01    Awards. Awards under this Plan shall be made in the form of grants of Class B Units (collectively, “Incentive Units”) or offer to purchase Class A-2 Units (together with the Incentive Units, collectively, “Units”). Each award of Incentive Units shall be evidenced by a written Incentive Unit Grant Agreement containing such restrictions, terms, and conditions, if any, as the Administrator may require. The Administrator may offer and sell Class A‑2 Units in the Partnership to Participants at such time or times as it shall determine, the terms of which shall be set forth in an Investment Agreement. Except as otherwise expressly provided in an Incentive Unit Grant Agreement or Investment Agreement, if there is any conflict between any provision of this Plan and an Incentive Unit Grant Agreement or Investment Agreement, the provisions of this Plan shall govern.
Section 3.02    Maximum Units Available. An aggregate of 1,008,285 Incentive Units and 1,890,534 Class A-2 Units shall be reserved for issuance under this Plan. All Units shall be subject to adjustment by the Administrator as set forth herein. In the event of any Unit split, combination of Units, or merger or consolidation of the Partnership, the Administrator shall make such changes in the number and type of Units and the terms thereof as the Administrator determines are necessary to prevent dilution or enlargement of rights of the Participants under this Plan. If any Units are cancelled, terminated, or forfeited in any manner without payment therefor (including pursuant to Article VII), such Units shall again be available under this Plan, subject to the foregoing maximum amounts.
Section 3.03    Eligibility. The Administrator may, from time to time, select the Participants who shall be eligible to participate in this Plan and the Incentive Units to be granted or Class A-2 Units to be offered to each such Participant. The Administrator may consider any factors it deems relevant in selecting the Participants and in granting Incentive Units or offering Class A-2 Units to such Participants. The Administrator’s determinations under this Plan (including determinations of which Persons are to receive Incentive Units or purchase Class A-2 Units and in what amounts) need not be uniform and may be made by it selectively among Persons who are eligible to receive Incentive Units under this Plan.
Section 3.04    No Right to Continued Employment and/or Service. Nothing in this Plan or in any Incentive Unit Grant Agreement or Investment Agreement, as applicable, shall confer on any Participant any right to continue in the employment and/or service of the Partnership or its Subsidiaries or interfere in any way with the right of the Partnership or its Subsidiaries to terminate such Participant’s employment and/or service at any time for any reason or to continue such Participant’s present (or any other) rate of compensation.
Section 3.05    Securities Laws. This Plan has been instituted by the Partnership to provide certain compensatory incentives to the Participants and is intended to qualify for an exemption from the registration requirements (a) under the Securities Act pursuant to Regulation D and/or Rule 701 promulgated under the Securities Act, and (b) under applicable state securities laws.
Section 3.06    Minimum Purchase Price. Unless otherwise determined by the Administrator, the purchase price for any Class A-2 Units to be offered and sold pursuant to this Plan, other than pursuant to a Post-Termination Settlement, shall not be less than the Fair Market Value on the closing of the purchase of such Class A-2 Units.
Section 3.07    Payment. Unless otherwise determined by the Administrator, or set forth in Section 4.05, the purchase price with respect to any Class A-2 Units offered and sold pursuant to this Plan shall be paid in cash or other readily available funds simultaneously with the closing of the purchase of such Class A-2 Units.

ARTICLE IV
INCENTIVE UNIT VESTING AND SETTLEMENT

Section 4.01    General. The Administrator shall have the right and power to grant to any Participant, at any time prior to the termination of this Plan, Incentive Units in such quantity, on such terms, and subject to such conditions as are consistent with this Plan and established by the Administrator. Incentive Units granted under this Plan shall be in the form described in this Article IV, or in such other form or forms as the Administrator may determine, and shall be subject to such additional terms and conditions and evidenced by Incentive Unit Grant Agreements, as shall be determined from time to time by the Administrator. Any securities or property received in respect of Incentive Units will continue to be subject to the terms of this Plan and the applicable Incentive Unit Grant Agreement.
Section 4.02    Vesting of Incentive Units. Unless otherwise set forth in an Incentive Unit Grant Agreement, each award of Incentive Units granted hereunder shall vest in five equal annual installments on each of the first five anniversaries of the applicable Vesting Commencement Date, subject, in each case, to the Participant’s continued employment or service with the Partnership or its Subsidiaries through the applicable vesting date.
Section 4.03    Sale of the Partnership.
(a)Accelerated Vesting. Except as otherwise provided in this Section 4.03, upon the consummation of a Sale of the Partnership and subject to the Participant’s continued employment or service with the Partnership or its Subsidiaries through such Sale of the Partnership, any outstanding and unvested Incentive Units as of immediately prior to the Sale of the Partnership shall become fully vested. Notwithstanding the foregoing, no unvested Incentive Units shall vest as a result of a Sale of the Partnership if the Administrator reasonably determines prior to the Sale of the Partnership that the Participant shall receive an Alternative Award to the extent permitted under, and meeting the requirements of, this Section 4.03 in respect of the unvested Incentive Units.
(b)Alternative Award. No cancellation, acceleration, or other payment shall occur with respect to any award of Incentive Units if the Administrator reasonably determines in good faith, prior to the occurrence of a Sale of the Partnership, that such award shall be honored or assumed, or new rights substituted therefor following the Sale of the Partnership (such honored, assumed, or substituted award, an “Alternative Award”); provided that any Alternative Award must:
(i)give the Participant who held such award of Incentive Units rights and entitlements substantially equivalent to or better than the rights and terms applicable under such award, including an identical or better exercise and vesting schedule, and identical or better timing and methods of payment; and
(ii)have terms such that if, within the two-year period following a Sale of the Partnership, a Participant’s employment is involuntarily or constructively terminated (other than for Cause) at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full and such Participant shall receive (as determined by the Administrator prior to the Sale of the Partnership) either (A) a cash payment equal in value to the excess (if any) of the fair market value of the equity subject to the Alternative Award at the date of vesting, exercise, or settlement over the price (if any) that such Participant would be required to pay to exercise such Alternative Award or (B) publicly traded shares or equity interests equal in value to the value in clause (A);
provided, further, that this Section 4.03(b) shall not apply to a Sale of the Partnership in which the Sale Price is payable solely in cash.
Section 4.04    Termination of Service; Restrictive Covenant Breach.
(a)    Cause; Restrictive Covenant Breach. Upon a Participant’s Termination of Service by the Partnership or any of its Subsidiaries with Cause (or at a time when grounds for a Termination of Service with Cause exist) or a Participant’s Restrictive Covenant Breach, all Incentive Units held by such Participant (whether vested or unvested) shall be automatically forfeited and cancelled for no consideration.
(b)    Death; Disability. Upon a Participant’s Termination of Service due to the Participant’s death or Disability, (i) any unvested Incentive Units held by such Participant shall fully vest and (ii) all vested Incentive Units held by such Participant shall remain outstanding for 180 days following such Termination of Service and, if such Participant does not effectuate a Post-Termination Settlement during such 180-day period, then all such vested Incentive Units shall be forfeited and cancelled for no consideration as of the last day of such 180-day period.
(c)    Other Termination of Service.Upon a Participant’s Termination of Service for any reason other than as set forth in Section 4.04(a) or Section 4.04(b), (i) any unvested Incentive Units held by such Participant shall be forfeited and cancelled for no consideration as of such Termination of Service and (ii) all vested Incentive Units held by such Participant shall remain outstanding for 30 days following such Termination of Service and, if such Participant does not effectuate a Post-Termination Settlement during such 30-day period, then all such vested Incentive Units shall be forfeited and cancelled for no consideration as of the last day of such 30-day period.
Section 4.05    Post-Termination Settlement.
(a)    Method. A Participant may consummate a Post-Termination Settlement by the delivery of a written notice, from the Participant or any executor, transferee, or legal representative (including any Person authorized to do so under a valid power of attorney) of the Participant, of the number of Incentive Units with respect to which a Post-Termination Settlement is being consummated, accompanied by payment in full of the Participation Threshold applicable to the Incentive Units being exchanged for Class A-2 Units. Such notice shall be delivered either: (i) to the Partnership at its principal office, or at such other address as may be established by the Administrator; or (ii) to a third-party plan administrator, as may be engaged by the Partnership from time to time for purposes of the administration of outstanding Incentive Units under this Plan, in the case of either clauses (i) or (ii), as communicated to the Participants by the Partnership from time to time.
(b)    Payment. The amount payable in respect of a Post-Termination Settlement shall be payable: (i) in cash or by check; or (ii) by such other method or combination of methods as the Administrator may permit in its sole discretion. If the amount payable is paid in cash or by check, the Partnership shall issue to a Participant a number of Class A-2 Units equal to the number of Incentive Units with respect to which the Post-Termination Settlement is being consummated and with respect to which the applicable Participation Threshold has been paid in cash or by check. If the amount payable in respect of a Post-Termination Settlement is paid by other method or combination of methods as permitted by the Administrator, the number of Class A-2 Units to be issued upon consummation of the Post-Termination Settlement shall be determined by the Administrator as part of approving such method or methods.
(c)    Issuance of Class A-2 Units. Following a Post-Termination Settlement, as promptly as practical after receipt of such written notification and full payment of the amount required therefor (as determined in accordance with this Section 4.05), the Partnership shall issue or transfer, or cause such issue or transfer, to the Participant the number of Class A-2 Units issuable upon consummation of the Post-Termination Settlement, as determined in accordance with this Section 4.05.
ARTICLE V
GENERAL

Section 5.01    Representations and Warranties of the Participant. In connection with any grant of Incentive Units or offer of Class A-2 Units hereunder, a Participant shall, by the act of accepting the Units and executing the corresponding Incentive Unit Grant Agreement or Investment Agreement, as applicable (and without any further action on the part of the Participant), represent and warrant to the Partnership as follows:
(a)No Intent to Distribute. The Units shall be received for the Participant’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws, or the terms of this Plan, the Incentive Unit Grant Agreement or Investment Agreement (as applicable), or the LP Agreement, and the Participant shall not dispose of the Participant’s interests in the Units in contravention of any such laws or agreements.
(b)Economic Risk. The Participant is able to bear the economic risk of the investment in the Units for an indefinite period of time, and the Participant understands that the Units are subject to the transfer restrictions contained in this Plan, the Incentive Unit Grant Agreement or Investment Agreement (as applicable), and the LP Agreement and have not been registered under the Securities Act.
(c)Opportunity to Review. The Participant has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Units and has had full access to such other information concerning the Partnership as the Participant has requested. The Participant has reviewed, or has had an opportunity to review, a copy of the LP Agreement.
(d)Binding Effect. Each of this Plan, the Incentive Unit Grant Agreement or Investment Agreement (as applicable), and the LP Agreement constitutes the legal, valid, and binding obligation of the Participant, enforceable against the Participant in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. The execution, delivery, and performance of this Plan, the Incentive Unit

Grant Agreement or Investment Agreement (as applicable), or the LP Agreement by the Participant does not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which the Participant is a party or any judgment, order, or decree to which the Participant is subject.
(e)Accredited Investor Status. As indicated on the signature page to the Participant’s Incentive Unit Grant Agreement or Investment Agreement (as applicable), the Participant is or is not an “accredited investor,” as that term is defined in Regulation D under the Securities Act. The Participant is an employee or service provider of the Partnership or any of its Subsidiaries, and the Participant considers himself or herself, either alone or with a purchaser representative, to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Units. The Participant acknowledges and understands that an investment in the Units involves substantial risks, and the Participant is able to bear the economic risks of an investment in the Units pursuant to the terms hereof, including the complete loss of the Participant’s investment in the Units.
Section 5.02    Section 83(b) Election. The Incentive Units issued pursuant to this Plan are intended to be characterized as “profits interests” within the meaning of Revenue Procedures 93-27, 1993-2 C.B. 343, and 2001-43, 2001-2 C.B. 191. As a condition to the issuance of the Incentive Units pursuant to this Plan and the applicable Incentive Unit Grant Agreement, within 30 days following the grant date, each Participant shall (a) execute and deliver to the Internal Revenue Service (the “IRS”) an election under Section 83(b) of the Code, in the form attached to the applicable Incentive Unit Grant Agreement, with respect to the Incentive Units (an “83(b) Election”), on a protective basis, and (b) provide a copy of the 83(b) Election to the Partnership. Each Participant understands that under Section 83(b) of the Code, the regulations promulgated thereunder, and certain IRS administrative announcements, in the absence of an effective election under Section 83(b) of the Code, the excess of the fair market value of any Incentive Units, on the date on which any forfeiture restrictions applicable to such Incentive Units lapse, over the price paid for such Incentive Units, could be reportable as ordinary income at that time. For this purpose, the term “forfeiture restrictions” includes the restrictions on transferability and the vesting and forfeiture provisions imposed under this Plan. Each Participant understands that: (i) in making the 83(b) Election, the Participant may be taxed at the time the Incentive Units are received hereunder to the extent the fair market value of the Incentive Units exceeds the price paid for such Incentive Units; and (ii) to be effective, the 83(b) Election must be filed with the IRS within 30 days after the grant date. Each Participant hereby acknowledges that: (A) the foregoing description of the tax consequences of the 83(b) Election is not intended to be complete and, among other things, does not describe state, local, or foreign income and other tax consequences; (B) none of the Partnership, any of the CD&R Investors, or any of the Partnership’s or the CD&R Investors’ respective Affiliates, officers, employees, agents, or representatives (each, a “Related Person”) has provided or is providing the Participant with tax advice regarding the 83(b) Election or any other matter, and the Partnership and the CD&R Investors have urged the Participant to consult the Participant’s own tax advisor with respect to income taxation consequences of receiving, holding, and disposing of the Incentive Units; and (C) none of the Partnership, any CD&R Investor, or any Related Person has advised the Participant to rely on any determination by it or its representatives as to the fair market value specified in the 83(b) Election and will have no liability to the Participant if the actual fair market value of the Incentive Units on the grant date exceeds the amount specified in the 83(b) Election.
Section 5.03    No Representation as to Value. None of the Partnership, any CD&R Investor, or any Related Person has made any representation or warranty, express or implied, as to the future performance of the Partnership or the present or future value of the Units. As a condition to receiving the Units pursuant to this Plan, each Participant acknowledges that: (a) all forecasts, projections, or illustrations of amounts that might be realized as a result of the Participant’s receipt of the Units that the Partnership, any CD&R Investor, or any Related Person shared with the Participant (collectively, “Illustrations”), if any, were purely hypothetical; (b) none of the Partnership, any CD&R Investor, or any Related Person intended for the Participant to rely upon such Illustrations in the process of making an investment decision; and (c) the Participant has not relied on such Illustrations in the process of making an investment decision.
Section 5.04    Non-Transferability. All Units are personal to a Participant and are not Transferable by such Participant, other than by will or pursuant to applicable laws of descent and distribution; provided that no such Transfer by will or pursuant to applicable laws of descent and distribution shall be effective until the later of (a) 20 days following the date that the Partnership receives written notice of such Transfer and (b) the Partnership’s receipt of a written certification from each transferee stating that such Person is a U.S. citizen. Any attempted Transfer of the Units that is not specifically permitted under this Plan or the LP Agreement shall be null and void. No Participant shall make any Transfer prohibited by this Section 5.04 either directly or indirectly. Any Transfer or attempted Transfer in violation of this Section 5.04 shall be null and void.
ARTICLE VI
JOINDERS

Receipt of any Units shall constitute agreement by the Participant receiving such Units to be bound by all of the terms and conditions of the LP Agreement, including with respect to any other Equity Securities of the Partnership issuable to or held by such Participant. In furtherance thereof, upon the receipt of any Units, and without any further required action of the Participant, the Partnership, or any other Person, the Participant shall automatically become a party to the LP Agreement as an Executive Unitholder unless otherwise determined by the Administrator. All of the terms of the LP Agreement are incorporated herein by reference.

ARTICLE VII
REPURCHASE RIGHT

Section 7.01    Repurchase of Class A-2 Units. Unless otherwise set forth in an Incentive Unit Grant Agreement or Investment Agreement, as applicable, upon the occurrence of a Repurchase Event with respect to a Participant, the Partnership and/or the CD&R Investors shall have the right, but not the obligation, to repurchase all or any portion of the Class A-2 Units held by such Participant (including Class A-2 Units received upon consummation of a Post-Termination Settlement) (the “Vested Units”) pursuant to this Article VII (the “Repurchase Option”).
Section 7.02    Repurchase Price. The purchase price for each Vested Unit (the “Repurchase Price”) subject to repurchase under this Article VII (each, an “Eligible Vested Unit”) shall be (a) if the Repurchase Event is (i) the Participant’s Termination of Service by the Partnership or any of its Subsidiaries with Cause (or at a time when grounds for a Termination of Service with Cause exist) or (ii) a Restrictive Covenant Breach, the lesser of the Fair Market Value of such Vested Unit as of the Repurchase Closing pursuant to Section 7.05 and the Original Cost of such Vested Unit or (b) in any other case, the Fair Market Value of such Vested Unit as of the Repurchase Closing pursuant to Section 7.05; provided that, if (i) a Restrictive Covenant Breach occurs or (ii) if the Participant’s Termination of Service was for any reason other than for Cause, and the Partnership determines that Cause exists or existed at the time of such Termination of Service, in each case, after an earlier repurchase of Eligible Vested Units where the Original Cost of such Vested Units was less than the Fair Market Value of such Vested Units as of the Repurchase Closing, the Participant shall be required to repay to the Partnership (or the applicable CD&R Investors) 100% of the repurchase consideration previously received (less the Original Cost of such Vested Units).
Section 7.03    Partnership’s Exercise of the Repurchase Option. Upon the occurrence of a Repurchase Event, the Partnership may purchase all or any portion of the Eligible Vested Units by delivering one or more written notices (each, a “Partnership Repurchase Notice”) to the holder or holders of the Eligible Vested Units on or before the 60th day after the Determination Date. Each Partnership Repurchase Notice shall set forth the Administrator’s determination of the Fair Market Value of the Eligible Vested Units, the number of Eligible Vested Units to be acquired by the Partnership from each holder of Eligible Vested Units, the aggregate consideration to be paid for such Eligible Vested Units, and the time and place for the closing of the transaction (the “Repurchase Closing”), which shall be not later than 90 days following the Determination Date. At any time prior to the Repurchase Closing, the Partnership may rescind a Partnership Repurchase Notice for any or no reason without liability to the holder(s) of the Eligible Vested Units. The Eligible Vested Units to be repurchased by the Partnership shall first be satisfied to the extent possible from the Eligible Vested Units held by the Participant at the time of delivery of the Partnership Repurchase Notice.
Section 7.04    CD&R Investors’ Exercise of the Repurchase Option. If, for any or no reason, the Partnership does not elect to purchase all of the Eligible Vested Units pursuant to the Repurchase Option, the CD&R Investors shall be entitled to exercise the Repurchase Option, in the manner set forth in this Section 7.04, for the Eligible Vested Units that the Partnership has not elected to purchase (the “Available Units”). As soon as practicable after the Partnership has determined that there will be Available Units, the Partnership shall give written notice (the

“CD&R Investors Repurchase Option Notice”) to the CD&R Investors, setting forth the number of Available Units and the Repurchase Price for such Available Units as determined pursuant to the provisions of this Article VII. The CD&R Investors may purchase any number of the Available Units by delivering written notice to the Partnership within 20 days after receipt of the CD&R Investors Repurchase Option Notice from the Partnership setting forth the number of Available Units to be purchased by each such CD&R Investor. As soon as practicable, and in any event within 10 days after the expiration of the foregoing 20-day period, the Partnership shall notify the holder(s) of the Eligible Vested Units as to the number of Eligible Vested Units being purchased from such holder(s) by each CD&R Investor (the “CD&R Investors Repurchase Notice”). At the time the Partnership delivers the CD&R Investors Repurchase Notice to the holder(s) of the Eligible Vested Units, the Partnership shall also deliver written notice to the CD&R Investors setting forth the number of Eligible Vested Units that the Partnership and each such CD&R Investor will acquire, the aggregate Repurchase Price, and the time and place for the Repurchase Closing, which shall occur no more than 110 days following the Determination Date.
Section 7.05    Repurchase Closing. The Repurchase Closing contemplated by this Article VII shall take place as soon as reasonably practicable, and in any event not later than 60 days after delivery of the applicable Partnership Repurchase Notice or CD&R Investors Repurchase Notice, as the case may be, at the principal office of the Partnership, or at such other time and location as the parties to such purchase may mutually determine. The Partnership and/or the CD&R Investors as the case may be, shall pay for the Eligible Vested Units to be purchased pursuant to the Repurchase Option by delivery of a check or a wire transfer of immediately available funds (the “Repurchase Consideration”); provided that the Partnership and/or the CD&R Investors, as the case may be, may offset against such Repurchase Price any then-existing documented and bona fide monetary debts owed by the applicable Participant to the Partnership or any of its Subsidiaries, in the case of a repurchase by the Partnership, or to the applicable CD&R Investor, in the case of a repurchase by a CD&R Investor. In addition, in the case of any exercise of the Repurchase Option by the Partnership, the Partnership shall have the unilateral option to deliver a number of shares or other equity interests of any of its Subsidiaries having a Fair Market Value equal to the Repurchase Price for the Eligible Vested Units to satisfy its obligation under the Partnership Repurchase Notice; provided that such Subsidiary may, at its election, redeem (and the Person holding such shares or other equity interests of such Subsidiary shall be required to sell to such Subsidiary), all of the shares or other equity interests of such Subsidiary that are held by such Person. The Partnership and/or the CD&R Investors, as the case may be, shall receive customary representations and warranties from each seller regarding the sale of the Eligible Vested Units, including that such seller has good and marketable title to the Eligible Vested Units to be Transferred free and clear of all liens, claims, and other encumbrances and a general release of claims in favor of the Partnership and its Affiliates. The Partnership and/or the CD&R Investors, as the case may be, shall be entitled to require all sellers’ signatures be guaranteed by a national bank or reputable securities broker. Upon the Partnership’s or the CD&R Investors’ exercise of the Repurchase Option and delivery (or making available) of the Repurchase Consideration in accordance with the terms of this Article VII, the Repurchase Closing shall be deemed to have occurred, without any further action required on the part of the Partnership, any CD&R Investor (if applicable), or the Participant. From and after such time, the Person from whom such Eligible Vested Units were repurchased shall cease to have any rights as a holder of such Eligible Vested Units (other than the right to receive payment of such Repurchase Consideration, if applicable) and the purchaser(s) thereof shall be deemed the owner (of record and beneficially) and holder of such Eligible Vested Units, whether or not the documentation and signatures required by this Section 7.05 with respect to such Eligible Vested Units has been delivered by such purchasers.
Section 7.06    Restrictions on Repurchase. Notwithstanding anything to the contrary contained in this Plan, all repurchases of Eligible Vested Units by the Partnership shall be subject to applicable restrictions contained in the Act, and any successor to the Act, and in the debt and equity financing agreements of the Partnership and its Subsidiaries. If any such restrictions prohibit the repurchase of Eligible Vested Units as contemplated by Section 7.05, and the CD&R Investors have not elected to repurchase such Eligible Vested Units pursuant to Section 7.04, then the time periods provided in this Article VII to complete the Repurchase Closing pursuant to an election made by the Partnership in accordance with Section 7.03 shall be suspended, and the Partnership shall make such repurchases as soon as it is permitted to do so under such restrictions.
Section 7.07    Termination of Repurchase Option. The right of the Partnership and the CD&R Investors to repurchase Eligible Vested Units pursuant to this Article VII shall terminate upon a Sale of the Partnership.
ARTICLE VIII
RESTRICTIVE COVENANTS

The Partnership and its Subsidiaries operate in a highly sensitive and competitive commercial environment. As part of a Participant’s employment and/or service with the Partnership and its Subsidiaries, the Participant has had and will be exposed to highly confidential and sensitive information regarding the business operations of the Partnership and its Subsidiaries, including corporate strategy, pricing, and other market information, know-how, trade secrets, and valuable customer, supplier, lessor, regulatory, and employee relationships. It is critical that the Partnership take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information. Therefore, as consideration for the Partnership’s agreement to award Incentive Units or offer Class A-2 Units to a Participant, each Participant agrees to be bound by the restrictive covenants set forth below (which, for the avoidance of doubt, are in addition to, and not in lieu of, any other restrictive covenants to which the Participant may be subject in any other agreement or arrangement with the Partnership or any its Subsidiaries), unless otherwise provided in Exhibit A:
Section 8.01    Confidentiality and Nondisclosure; Inventions and Other Intellectual Property.
(a)Confidential Information. The Participant acknowledges that in the course of the Participant’s employment and/or service with the Partnership or its Subsidiaries, the Participant may create, have access to, become acquainted with, and/or possess Confidential Information of the CD&R Investors and their respective Affiliates, including portfolio companies managed by the CD&R Investors, the Partnership, and the Partnership’s Subsidiaries (collectively, the “Affiliated Group”). The Participant recognizes that Confidential Information has been developed by the Affiliated Group at great expense and is and shall remain the exclusive property of the Affiliated Group. The Participant agrees that, during the period of the

Participant’s employment and/or service with the Partnership or its Subsidiaries and thereafter, the Participant shall not, without the express, written consent of the relevant member of the Affiliated Group, disclose to any Person, or use or otherwise exploit for the Participant’s own benefit or for the benefit of any other Person, any of the Affiliated Group’s Confidential Information, except as may be required in the course of the Participant’s employment and/or service with the Partnership or its Subsidiaries. For this purpose, “Confidential Information” means the confidential and proprietary information of the Affiliated Group and includes, but is not limited to, information relating to: internal business and management practices and procedures; salary, bonus, and other personal information relating to employees of the Affiliated Group; corporate financial and business information, strategies and plans of the Affiliated Group; corporate human resource information; litigation affecting the Affiliated Group or its employees, officers, or directors; information relating to customers; marketing plans and strategies; product information; market information, processes, trade secrets, inventions, know-how, and methods and procedures of operation; information relating to suppliers, advertising, contractual relations, performance, sales, pricing, financial, ideas, data, and concepts originated by the Affiliated Group and/or persons or entities with whom the Affiliated Group may have business relationships.
(b)Return of Property. Upon a Termination of Service (or any earlier time as requested by the Partnership or any of its Subsidiaries), the Participant shall promptly return, to the relevant member of the Affiliated Group, originals or copies of any and all materials, documents, notes, manuals, or lists containing or embodying Confidential Information, or relating directly or indirectly to the business of the Affiliated Group, in the possession or control of the Participant.
(c)Disclosures Compelled by Law. Subject to Section 8.01(e) and Section 8.01(f), if the Participant is compelled by law to make any disclosure of information that otherwise would be prohibited by this Article VIII, the Participant shall give the relevant member of the Affiliated Group prompt notice thereof and shall provide the relevant member of the Affiliated Group with all reasonable assistance necessary to enable such member of the Affiliated Group to obtain such protective orders or other assurances as such member of the Affiliated Group shall deem appropriate for the protection of such information.
(d)Intellectual Property. Except as otherwise provided in any Incentive Unit Grant Agreement or Investment Agreement, the Participant hereby agrees that all right, title, and interest in and to all of the Participant’s Discoveries and work product made during the Participant’s period of employment and/or service with the Partnership or its Subsidiaries related to the Business, whether pursuant to this Plan or otherwise, shall belong solely to the Partnership, whether or not they are protected or protectable under applicable patent, trademark, service mark, copyright, or trade secret laws. For this purpose, “Discoveries” means all inventions, designs, discoveries, improvements, and works of authorship, including any information relating to the know-how, processes, designs, computer programs and routines, formulae, techniques, or developments of the Partnership or its Subsidiaries or experimental work, work in progress, or business trade secrets made, conceived, or reduced to practice by the Partnership or its Subsidiaries. The Participant agrees that all work or other material containing or reflecting any such Discoveries and work product shall be deemed to be work made for hire and shall be owned by the Partnership without further consideration. If it is determined that any such works are not works made for hire, the Participant hereby assigns to the Partnership all of the Participant’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Discoveries or work product. The Participant covenants that the Participant shall keep the Partnership informed of the development of all Discoveries or work product made, conceived, or reduced to practice by the Partnership or its Subsidiaries, in whole or in part, alone or with others, which either result from any work the Participant may do for, or at the request of, the Partnership or its Subsidiaries, or are related to the Partnership’s present or contemplated activities, investigations, or obligations. The Participant further agrees that, at the Partnership’s request and expense, the Participant shall execute any assignments or other documents necessary to transfer any such Discoveries or work product to the Partnership and to cooperate with the Partnership or its nominee in perfecting the Partnership’s title (or the title of the Partnership’s nominee) in such materials. The Participant grants the Partnership a permanent, exclusive, paid-up, and worldwide license under the Participant’s intellectual property rights in any Discoveries or work product that is delivered to the Partnership or its Subsidiaries by the Participant in connection with the performance of services for the Partnership and/or its Subsidiaries, whether or not such intellectual property rights are created under or during the period of the Participant’s employment and/or service with the Partnership or its Subsidiaries, to use, have used, make, have made, sell, and have sold such Discoveries and reproduce in quantities, prepare derivative works, and publicly display and distribute such work product.
(e)Whistleblower Protection. Nothing in this Plan or any Incentive Unit Grant Agreement or Investment Agreement shall prohibit or restrict the Partnership, the Partnership’s Affiliates, the Participants, or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Plan or any offer or grant of Units made hereunder, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Plan or any Incentive Unit Grant Agreement or Investment Agreement prohibits or restricts the Partnership, the Partnership’s Affiliates, or the Participants from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
(f)Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), a Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Partnership or its Affiliates that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If a Participant files a lawsuit for retaliation by the Partnership for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Plan or any Incentive Unit Grant Agreement or Investment Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

Section 8.02    Noncompetition. Except as otherwise provided in any Incentive Unit Grant Agreement or Investment Agreement, the Participant agrees that, during the Participant’s period of employment and/or service with the Partnership or any of its Subsidiaries and for the 24-month period following the Participant’s Termination of Service for any reason (the “Restricted Period”), the Participant shall not provide services, on the Participant’s own behalf or on behalf of any other Person, whether as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, or independent contractor, to any Person that is at the time engaged, or has plans (which plans have been approved by or are under active consideration by such Person) to become engaged, in the Business. For this purpose, “Business” means any business, anywhere in North America, or any other jurisdiction in which the Partnership or any of its Subsidiaries operated in or had active plans to expand as of a Participant’s Termination of Service, that is engaged in (a) the design, engineering, manufacturing, installation, and marketing of exterior building products, including, for avoidance of doubt, in the residential or commercial sectors and with respect to both new construction and repairs and remodeling, that are the same as or similar to those designed, engineered, manufactured, installed, or marketed by the Partnership or any of its Subsidiaries prior to the Participant’s Termination of Service, or (b) such other activities contemplated by the business plan of the Partnership or any of its Subsidiaries, in the case of clause (b), (i) which business plan has been approved by or is under active consideration by the Board or the board of directors (or equivalent governing body) of any Subsidiary of the Partnership, as applicable, prior to the Participant’s Termination of Service (and in the case of a business plan under active consideration prior to the Participant’s Termination of Service, is subsequently approved after the Participant’s Termination of Service), and (ii) which business activities the Partnership or any of its Subsidiaries actively pursues pursuant to such business plan following approval of such business plan; provided that the term “Business” shall not be deemed to include ownership (solely for passive investment purposes) up to 2% of the outstanding stock or other equity interests of a Person, regardless of the business or operations conducted by such Person, that is publicly traded on a national securities exchange or in the over-the-counter market.
Section 8.03    Nondisparagement. Except as otherwise provided in any Incentive Unit Grant Agreement or Investment Agreement, and subject to Section 8.01(e) and Section 8.01(f), the Participant covenants and agrees that the Participant shall not make, or solicit or encourage others to make or solicit, directly or indirectly (on his or her own behalf or in the service or on behalf of others or jointly with any other Person), any public derogatory statement or other public communication with the intent to disparage the Affiliated Group or any of its businesses, products, services, personnel, or activities.
Section 8.04    Nonsolicitation
(a)    Customers. Except as otherwise provided in any Incentive Unit Grant Agreement or Investment Agreement, the Participant agrees that, during the Restricted Period, the Participant shall not, directly or indirectly, on the Participant’s own behalf or on behalf of any other person or entity (other than the Partnership or any of its Subsidiaries), solicit or call upon any customer or prospective customer of the Partnership or any of its Subsidiaries, or any Person who was a customer of the Partnership during the one-year period preceding the Participant’s Termination of Service, for the purpose of, or with the intention of, selling or providing to such customer or prospective customer any product or service substantially similar to any product or service sold, provided, or under development by the Partnership or any of its Subsidiaries with respect to the Business during the one-year period immediately preceding the Participant’s Termination of Service.
(b)    Employees and Other Service Providers. Except as otherwise provided in any Incentive Unit Grant Agreement or Investment Agreement, the Participant agrees that, during the Restricted Period, the Participant shall not, directly or indirectly, on the Participant’s own behalf or on behalf of any other Person (other than the Partnership or any of its Subsidiaries), solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any individual who is at that time, or was within the one-year period immediately preceding any such solicitation, recruitment, or hiring, an employee of the Partnership or any of its Subsidiaries; provided that this Section 8.04(b) shall not prohibit the Participant from soliciting any individual pursuant to general advertisements and job listings disseminated to the public at large.
Section 8.05     Reasonableness of Covenants. In receiving the Units, the Participant gives the Partnership assurance that the Participant has carefully read and considered all of the terms and conditions of this Plan, including the restraints imposed under this Article VIII. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Partnership and its Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time, and geographic area and are supported by mutually-agreed-upon, fair, reasonable, valid, and sufficient consideration, which is independent of Participant’s employment with or service to the Partnership or any of its Subsidiaries, including the grant or issuance of the Units to Participant pursuant to the Plan and an Incentive Unit Grant Agreement or Investment Agreement, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints. The Participant acknowledges that each of these covenants has a unique, very substantial, and immeasurable value to the Partnership and its Affiliates, and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Participant further covenants that the Participant shall not challenge the reasonableness or enforceability of any of the covenants set forth in this Article VIII and that Participant has been advised of Participant’s rights to consult with counsel prior to agreeing to be bound by the restrictive covenants set forth in this Plan. It is also agreed that each of the Partnership’s Affiliates shall have the right to enforce all of the Participant’s obligations to that Affiliate under this Plan, including pursuant to this Article VIII.
Section 8.06    Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VIII is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
Section 8.07    Tolling. In the event of any violation of the provisions of this Article VIII in any material respect (as determined by the Administrator in good faith within a reasonable period of time upon becoming aware of such violation), the Participant acknowledges and agrees that the post-termination restrictions contained in this Article VIII shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

Section 8.08 Survival of Provisions. The obligations contained in this Article VIII shall survive the Participant’s Termination of Service and shall be fully enforceable thereafter.
Section 8.09 Equitable Relief and Other Remedies. The Participant acknowledges and agrees that the remedies at law of the Partnership and its Subsidiaries for a breach or threatened breach of any of the provisions of Article VIII would be inadequate, and in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Partnership and its Subsidiaries shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

ARTICLE IX
MISCELLANEOUS

Section 9.01    Indemnification. No member of the Board or any committee serving as the Administrator, nor any individual to whom administrative or ministerial duties have been delegated, shall be personally liable for any action, interpretation, or determination made with respect to this Plan or the Units granted or offered thereunder, and each member of the Board or any committee serving as the Administrator shall be fully indemnified and protected by the Partnership with respect to any liability such member may incur with respect to any such action, interpretation, or determination, to the extent permitted by applicable law and to the extent provided in the Partnership’s governing documents, as amended from time to time, or under any agreement between any such member of the Board or committee and the Partnership.
Section 9.02    Termination and Amendment. The Administrator at any time may suspend or terminate this Plan and make such additions or amendments as it deems advisable under this Plan; provided that the Administrator may not change any of the terms of this Plan or an Incentive Unit Grant Agreement or Investment Agreement in a manner adverse to a Participant in any material respect without the prior written approval of such Participant. Notwithstanding the foregoing, the Administrator may amend any term of this Plan that is applicable to all Participants with the prior written approval of a majority in interest of such Participants (based on the number of Units held by each such Participant as of the applicable time of determination); provided that such amendment does not adversely affect in any material respect any Participant or group of Participants disproportionately to the other Participants.
Section 9.03    Data Protection. By participating, or accepting any rights granted under, this Plan, each Participant consents to the collection and processing of personal data relating to the Participant so that the Partnership and its Affiliates can fulfill their obligations and exercise their rights under this Plan and generally administer and manage this Plan. This data will include, but may not be limited to, data about participation in this Plan and Units offered, received, purchased, or sold under this Plan from time to time and other appropriate financial and other data (such as the date on which the Units were granted or offered) about the Participant and the Participant’s participation in this Plan.
Section 9.04    Notices. Notices required or permitted to be made under this Plan shall be in writing and shall be deemed given, delivered, and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via e-mail prior to 5:00 p.m. (New York City time) on a business day, (b) the business day after the date of transmission, if such notice or communication is delivered via e-mail later than 5:00 p.m. (New York City time) on any business day and earlier than 11:59 p.m. (New York City time) on the day preceding the next business day, (c) one business day after the date it is sent, if sent by nationally recognized overnight courier service (charges prepaid), or (d) upon actual receipt by the person to whom such notice is required to be given. All notices shall be addressed: (i) if to a Participant, at such Participant’s address as set forth in the books and records of the Partnership and its Subsidiaries, and (ii) if to the Partnership or the Administrator, at the following address;
Camelot Return Ultimate, LP
c/o Cornerstone Building Brands
5020 Weston Parkway
Cary, NC 27513
Attention: Compensation Committee
E-mail: [ ]

with a copy (which shall not constitute notice) to:
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attention: Jonathan L. Zrebiec
    Tyler Young
    E-mail: [_____]

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Richard J. Campbell, P.C.
         Kevin W. Mausert, P.C.
         Kristen Molloy
    E-mail: [ ]

Section 9.05    Severability. The provisions of this Plan are severable. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, such provision shall be severed, and this Plan shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 9.06    Prior Agreements. No provision of any employment, severance, incentive award, or other similar agreement entered into by a Participant, on the one hand, and the Partnership or any of its Subsidiaries, on the other hand, prior to the Effective Date shall modify or have any effect in any manner on any provision of this Plan or any term or condition of any Incentive Unit Grant Agreement or Investment Agreement to which such Participant is a party. Without limiting the generality of the foregoing, (a) any provision in any such agreement that purports to apply in any manner to incentive units, equity-based awards, or the like shall not apply to or have any effect on any Units under this Plan and (b) the restrictive covenants contained in this Plan are in addition to, and not in lieu of, any existing or future nondisclosure, noncompetition, nonsolicitation, nondisparagement or other restrictive covenant or similar obligation contained in any other agreements between the Partnership or any of its Subsidiaries and a Participant.
Section 9.07    Governing Law and Forum; Waiver of Jury Trial. This Plan shall be construed and interpreted in accordance with the laws of the State of Delaware. Each Participant who accepts any Units hereby (a) agrees that, subject to Section 9.08, any suit, action, or proceeding brought by or against such Participant in connection with this Plan shall be brought solely in the courts of the State of Delaware or the United States District Court for the District of Delaware, (b) consents to the jurisdiction and venue of each such court, and (c) agrees to accept service of process by the Partnership or any of its agents in connection with any such proceeding. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTICIPANT WHO ACCEPTS ANY UNITS IRREVOCABLY WAVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT'S RIGHTS OR OBLIGATIONS HEREUNDER.
Section 9.08 Arbitration. Except as set forth in Section 9.09, any controversy or claim arising out of or relating to this Plan shall be settled exclusively by final and binding arbitration in accordance with the rules of the American Arbitration Association and shall take place in Wilmington, Delaware. Judgment upon the arbitration award may be entered in any court hearing jurisdiction thereof. Each party shall bear their own out-of-pocket costs and legal costs. In the event that a non-arbitrated settlement is reached, each party shall pay their own respective costs and fees incurred thereby.
Section 9.09 Remedies. Each of the Participants and the Partnership will be entitled to enforce its rights under this Plan and any Investment Agreement or Incentive Unit Grant Agreement specifically, to recover damages caused by any breach of any provision of this Plan or such agreements, and to exercise all other rights existing in its favor. The Participants and the Partnership hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Plan and any Investment Agreement or Incentive Unit Grant Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Plan or such agreements.
Section 9.10 Construction. Unless otherwise expressly provided herein, the words “include,” “includes,” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Where specific language is used to clarify by example a general statement contained herein (such as by using the words “such as”), such specific language shall not be deemed to modify, limit, or restrict in any manner the construction of the general statement to which it relates. Whenever required by the context, any pronoun used in this Plan shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.
Section 9.11 Electronic Delivery. All agreements referred to herein (including any Investment Agreement or Incentive Unit Grant Agreement), and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf) or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail (including via DocuSign or similar service) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
Section 9.12 Successors and Assigns. Except as otherwise provided herein, this Plan and the Equity Agreements hereunder shall bind and inure to the benefit of and be enforceable by the Partnership, the CD&R Investors and their respective successors and assigns (including subsequent holders of Units); provided that the rights and obligations of the CD&R Investors under this Plan and any Equity Agreement thereunder shall not be assignable, in whole or in part, by the CD&R Investors without the prior written consent of the Partnership.
Section 9.13 Currency. All transactions contemplated by this Plan and any Investment Agreement or Incentive Unit Grant Agreement are contemplated to occur in United States dollars and any reference herein to dollars or “$” shall be deemed to refer to United States dollars.
Section 9.14    Rights Granted to the CD&R Investors and its Affiliates. Any rights granted to the CD&R Investors hereunder may also be exercised (in whole or in part) by their designees (which may be Affiliates of the CD&R Investors).
Section 9.15 Third Party Beneficiaries. Certain provisions of this Plan are entered into for the benefit of and shall be enforceable by the CD&R Investors as provided herein.
Section 9.16 Section 409A Compliance. It is the intention of the Partnership and the Administrator that this Plan not be subject to the provisions of Section 409A of the Code, as in effect as of the Effective Date or as subsequently modified, or to the extent subject to such provisions, then that the Plan comply in all material respects with such provisions. If Section 409A of the Code would impose a detriment on the Participants, taken as a whole, with respect to the Units under this Plan, then the Administrator shall consider in good faith modifications or amendments to this Plan intended to eliminate or ameliorate such detriment; provided that in no event shall the Administrator be required to modify or amend this Plan in a manner adverse to the Partnership or the CD&R Investors.
* * * *

EXHIBIT A
CERTAIN MODIFICATIONS OF RESTRICTIVE COVENANTS
Non-Employee Directors: If the Participant is, at the time of entering into an Investment Agreement, a non-employee member of the Board or of the board of directors of Opco, Sections Section 8.02 and Section 8.04 of the Plan shall not apply to the Participant.
Certain States: Certain provisions in Article VIII of the Plan are hereby modified in certain states as described in the following sections of this Exhibit A. Except as set forth below, all other terms of Article VIII of the Plan shall apply to the grant or issuance of the Units to the Participant.
Section 8.01(a):
Illinois and Indiana: The following language shall replace the third sentence in Section 8.01(a):
The Participant agrees that, during the period of the Participant’s employment and/or service with the Partnership or its Subsidiaries and for the Restricted Period thereafter, the Participant shall not, without the express, written consent of the relevant member of the Affiliated Group, disclose to any Person, or use or otherwise exploit for the Participant’s own benefit or for the benefit of any other Person, any of the Affiliated Group’s Confidential Information, except as may be required in the course of the Participant’s employment and/or service with the Partnership or its Subsidiaries, provided, however, that this Section 8.01 will apply to trade secret information for as long as such information remains qualified as a trade secret.
Wisconsin: The following language shall be included at the end of Section 8.01(a).
As applied to Confidential Information that does not constitute a trade secret under applicable law, this Section 8.01(a) shall apply only in geographic areas where the unauthorized disclosure or use of Confidential Information would be competitively damaging to the Partnership or its Affiliated Group. Notwithstanding anything to the contrary in this Section 8.01(a), the obligations of Participant under this Section 8.01(a) shall expire three years following the date Participant’s Termination of Services.
Section 8.01(d):
California: The following language shall be included at the end of Section 8.01(d):
Specifically, in California, the assignment of Discoveries or work product as described in the Plan shall not apply to an invention that qualifies fully under the provisions of California Labor Code Section 2870, which provides as follows:
“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
     (2) Result from any work performed by the employee for the employer.”
Nothing in this Plan or the Participant’s Incentive Unit Grant Agreement or Investment Agreement is intended to expand the scope of protection, if any, provided to Participant by Sections 2870 through 2872 of the California Labor Code.
Illinois: The following language shall be included at the end of Section 8.01(d):
Specifically, in Illinois, the assignment of Discoveries or work product as described in the Plan is intended to comply, and shall be construed in accordance with 765 ILCS 1060/1 to 1060/3, which provides as follows:
An agreement to assign does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
Nothing in the Plan or the Participant’s Incentive Unit Grant Agreement or Investment Agreement is intended to expand the scope of protection, if any, provided to Participant by such statute.
Minnesota: The following language shall be included at the end of Section 8.01(d):
Specifically, in Minnesota, the assignment of Discoveries or work product as described in the Plan is intended to comply, and shall be construed in accordance with Minn. Stat. Ann. § 181.78, which provides as follows:
An agreement to assign does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.
Nothing in the Plan or the Participant’s Incentive Unit Grant Agreement or Investment Agreement is intended to expand the scope of protection, if any, provided to Participant by such statute.
North Carolina: The following language shall be included at the end of Section 8.01(d):
Specifically, in North Carolina, the assignment of Discoveries or work product as described in the     Plan is intended to comply, and shall be construed in accordance with N.C.G.S. §§ 66-57.1 to 66-57.2, which provides as follows:

An agreement to assign does not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer.
Nothing in the Plan or the Participant’s Incentive Unit Grant Agreement or Investment Agreement is intended to expand the scope of protection, if any, provided to Participant by such statute.
Section 8.02:
California: The Restricted Period for purposes of Section 8.02 shall be limited to the period of Participant’s employment or service with the Partnership or any of its Subsidiaries. Additionally, the beginning of the second sentence in Section 8.02 shall be replaced with the following:
For this purpose, “Business” means any business, anywhere in North America or any other any other country, state, municipality, locale or jurisdiction in which Participant provided services or had a significant presence or influence and in which the Partnership or any of its Subsidiaries generates sales, markets products or provides services during Participant’s service with the Partnership or any of its Subsidiaries or engagement in….
Illinois1: Section 8.02 shall apply only if Participant has actual or expected earnings of over $75,000 per year.
Illinois, North Carolina, Pennsylvania, Texas, and Wisconsin: The beginning of the second sentence in Section 8.02 shall be replaced with the following:
For this purpose, “Business” means any business, anywhere in North America or any other any other country, state, municipality, locale or jurisdiction in which Participant provided services or had a significant presence or influence during the one-year period immediately preceding the date that Participant was no longer employed or engaged by the Partnership or any of its Subsidiaries and in which the Partnership or any of its Subsidiaries are engaged in….

1 Note to Draft: For Illinois restrictions on non-competes, this salary cap increases every five years by $5,000 until January 1, 2037, when the amount will equal $90,000.

Illinois, Indiana, Michigan, North Carolina, Pennsylvania, and Texas: The following language shall be included at the end of Section 8.02:
Notwithstanding the foregoing, nothing in this Section 8.02 shall prohibit Participant from being employed or engaged by any person or entity where such work would not involve any level of strategic, advisory, technical, creative, sales or other activity similar to that which Participant provided to the Partnership or any of its Subsidiaries (acknowledging that Participant’s role requires Participant to engage in strategic, managerial and business development activity), or is in connection with an independent business line of such Person that is wholly unrelated to the Business and the Confidential Information (subject to protocols to prevent Participant from disclosing Confidential Information).
Louisiana: The beginning of the second sentence in Section 8.02 shall be replaced with the following:
The Participant acknowledges that the Partnership and its Subsidiaries currently conduct their business throughout North America and the Territory. For purposes of Article VIII herein, the “Territory” shall mean the following parishes and municipalities and only for so long as the Partnership and/or its Subsidiaries carry on business in such parishes and municipalities: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn. For this purpose, “Business” means any business, anywhere in North America or the Territory in which the Partnership or any of its Subsidiaries operated in or had active plans to expand as of a Participant’s Termination of Service, that is engaged in….
Section 8.03:
California: The following language shall be included at the end of Section 8.03.
Nothing in this Section 8.03 or otherwise in the Plan or this Agreement prohibits or restricts Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Participant has reason to believe is unlawful.
Section 8.04(a):
California: The covenants in Section 8.04(a) shall apply following Participant’s Termination of Service only to the extent that Participant has used Confidential Information, including trade secrets or proprietary information, to violate this Section 8.04(a).

Illinois2: Section 8.04(a) shall apply only if Participant has actual or expected earnings of more than $45,000 per year. If Section 8.04(a) applies, the following language shall be included at the end of Section 8.04(a):
Following Participant’s Termination of Service, clients, customers, and business relations (including former clients, customers and business relations) of the Partnership or any of its Subsidiaries shall further be limited to such clients, customers and business relations whom Participant solicited, provided services to or had business-related contact with during the last twelve (12) months of Participant’s employment with or service to the Partnership or any of its Subsidiaries, and shall include those customers for whom Participant was responsible for (directly, or through Participant’s direct or indirect reports) or about whom Participant learned Confidential Information.
Louisiana: The following language shall be included at the end of Section 8.04(a).
This Section 8.04(a) shall apply only within the Territory.
Michigan, North Carolina, Pennsylvania, Texas, and Wisconsin: Section 8.04(b) shall be replaced with the following:
Except as otherwise provided in any Incentive Unit Grant Agreement or Investment Agreement, the Participant agrees that, during the Restricted Period, the Participant shall not, directly or indirectly, on the Participant’s own behalf or on behalf of any other person or entity (other than the Partnership or any of its Subsidiaries), solicit or call upon any customer or prospective customer of the Partnership or any of its Subsidiaries with whom Participant had business-related contact, whom Participant solicited, or to whom Participant provided services on behalf of the Partnership or any of its Subsidiaries or about which Participant received Confidential Information, in each case, during the one-year period immediately preceding the Participant’s Termination of Service, for the purpose of, or with the intention of, selling or providing to such customer or prospective customer any product or service substantially similar to any product or service sold, provided, or under development by the Partnership or any of its Subsidiaries with respect to the Business during the one-year period immediately preceding the Participant’s Termination of Service.
Missouri: The following language shall be included at the end of Section 8.04(a):
Following Participant’s Termination of Service, clients, customers, and business relations (including former clients, customers and business relations) of the Partnership or any of its Subsidiaries shall further be limited to such clients, customers and business relations whom Participant solicited, provided services to or had business-related contact with during the last twelve (12) months of Participant’s employment with or service to the Partnership or any of its Subsidiaries, and shall include those customers for whom Participant was responsible for (directly, or through Participant’s direct or indirect reports) or about whom Participant learned Confidential Information.
2 Note to Draft: For Illinois restrictions on non-solicits, this salary cap increases every five years by $2,500 until January 1, 2037, when the amount will equal $52,000.

Section 8.04(b):
California: Section 8.04(b) shall be replaced with the following:
Except as otherwise provided in any Incentive Unit Grant Agreement or Investment Agreement, the Participant agrees that, during the Restricted Period, the Participant shall not, directly or indirectly, on the Participant’s own behalf or on behalf of any other Person (other than the Partnership or any of its Subsidiaries), solicit, recruit or attempt to solicit or recruit any individual who is at that time, or was within the one-year period immediately preceding any such solicitation, recruitment, or hiring, an employee of the Partnership or any of its Subsidiaries; provided that this Section 8.04(b) shall not prohibit the Participant from soliciting any individual pursuant to general advertisements and job listings disseminated to the public at large.
Illinois3: Section 8.04(b) shall apply only if Participant has actual or expected earnings of more than $45,000 per year.

Indiana: Section 8.04(b) shall be replaced with the following:
Except as otherwise provided in any Incentive Unit Grant Agreement or Investment Agreement, the Participant agrees that, during the Restricted Period, the Participant shall not, directly or indirectly, on the Participant’s own behalf or on behalf of any other Person (other than the Partnership or any of its Subsidiaries), solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any individual who is at that time, or was within the one-year period immediately preceding any such solicitation, recruitment, or hiring, an employee of the Partnership or any of its Subsidiaries and such individual has access to or possesses any knowledge or Confidential Information that would give an unfair advantage to a business that engages in the Business; provided that this Section 8.04(b) shall not prohibit the Participant from soliciting any individual pursuant to general advertisements and job listings disseminated to the public at large.
Louisiana: Section 8.04(b) shall apply only within the Territory.
Missouri: Section 8.04(b) shall not apply if Participant provides only secretarial or clerical services to the Partnership or any of its Subsidiaries.
Section 8.09:
Illinois: The following language shall be included as a new Section 8.09:
Participant fully understands the provisions of this Article VIII and the Participant is entering into the Participant’s Incentive Unit Grant Agreement or Investment Agreement knowingly, freely and voluntarily. The Partnership has advised Participant to consult with an attorney or legal counsel prior to signing this Agreement and agreeing to the covenants in this Article VIII.
[3] Note to Draft: For Illinois restrictions on non-solicits, this salary cap increases every five years by $2,500 until January 1, 2037, when the amount will equal $52,000.

Participant has been given fourteen (14) days from the date of Participant’s receipt of the Plan and this Agreement to consider the terms of such Plan and the Participant’s Incentive Unit Grant Agreement or Investment Agreement, although Participant may sign it at any time sooner.
Section 9.07:
California: The following language shall replace Section 9.07:
The Plan will be exclusively governed by and construed and interpreted in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction. Each Participant who accepts any Units thereby (x) agrees that any suit, action or proceeding brought by or against such Participant in connection with the Plan will be brought solely in the courts of the State of California or the United States Districts for the District of California; (y) consents to the jurisdiction and venue of each such court; and (z) agrees to accept service of process by the Partnership, its Subsidiaries, or any of their agents in connection with any such proceeding. Each Participant who receives any Units hereby submits to and accepts the exclusive jurisdiction of such court for the purpose of any such suit, action or other proceeding, and to the fullest extent permitted by law, each Participant who accepts any Units hereby irrevocably waives any objection that such Participant may now or hereafter have to the laying of venue or any such suit, action or other proceeding in such court and hereby further waives any claim that any suit, action or other proceeding brought in such court has been brought in an inconvenient forum.
Louisiana: The references to “Delaware” in Section 9.07 shall be replaced by references to “Louisiana.”